Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2023 THIRD QUARTER RESULTS

–Third quarter revenue of $257.7 million, net income of $241.2 million and Adjusted EBITDA of $53.2 million
–Closed $260 million sale of Rocky Gap Casino Resort in July, closed $109 million sale of Montana distributed gaming business in September
–Paid special cash dividend of $2.00 per share in August, repurchased 252,395 shares of common stock in September
–Reduced term loans by $176 million in the third quarter, repurchased $49.3 million of unsecured notes in October

LAS VEGAS – November 2, 2023 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden” or the “Company”) today reported financial results for the third quarter ended September 30, 2023.
Blake Sartini, Chairman and Chief Executive Officer of Golden, commented, “For our third quarter, we saw improved performance in our Nevada Casino Resorts segment which was primarily driven by increased occupancy and our recent completion of room and pool renovations at The STRAT. Our Nevada Locals Casinos segment maintained the strong performance we have seen throughout the year, while our taverns experienced typical seasonality with lower summer volumes. Following our divestiture of Rocky Gap Casino Resort in July, we completed the sale of our Montana distributed gaming business in September and we remain on track to complete the sale of our Nevada distributed gaming business at the end of the year. The completion of these transactions significantly strengthens our balance sheet, enables return of capital to shareholders and provides financial flexibility to enhance shareholder value.”
The Company allocated $175 million of the cash proceeds from the sale of Rocky Gap Casino Resort to repay its remaining borrowings outstanding under the original term loan. In addition, the Company paid a one-time cash dividend of $2.00 per share of its outstanding common stock and repurchased 252,395 shares of common stock for total consideration of $9.1 million in the third quarter of 2023. As of September 30, 2023, the Company had approximately $91 million of availability remaining under its share repurchase authorization.
Consolidated Results
Third quarter 2023 revenues were $257.7 million, compared to $279.0 million for the third quarter of 2022. Net income for the third quarter of 2023 was $241.2 million, or $7.83 per fully diluted share, compared to net income of $14.0 million, or $0.45 per fully diluted share, for the third quarter of 2022. Third quarter 2023 Adjusted EBITDA was $53.2 million, compared to Adjusted EBITDA of $61.1 million for the third quarter of 2022. Declines in revenues and Adjusted EBITDA were primarily due to the exclusion of full quarter results for the Company’s Rocky Gap Casino Resort and the Montana distributed gaming business that were sold during the third quarter.
The third quarter of 2023 results only include 24 days of operations for the Rocky Gap Casino Resort and do not include 18 days of operations for distributed gaming operations in Montana when compared to the prior year. In addition, earnings for the quarter include the impact of the $305.8 million gain on the sales of the Rocky Gap Casino Resort and the Montana distributed gaming business as well as transaction costs of $8.6 million recognized during the quarter.

Debt and Liquidity
As of September 30, 2023, the Company’s total principal amount of debt outstanding was $738.7 million, consisting primarily of $399.0 million in outstanding borrowings under the new term loan and $335.5 million of senior unsecured notes. As of September 30, 2023, the Company had cash and cash equivalents of $295.9 million. There continues to be no outstanding borrowings under the Company’s $240 million revolving credit facility.
During October 2023, the Company repurchased $49.3 million in principal amount of its senior unsecured notes in open market transactions, thereby reducing the aggregate principal amount of the senior unsecured notes outstanding to $286.2 million.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today, November 2, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to discuss the 2023 third quarter results. The conference call may be accessed live over the phone by dialing (833) 816-1405 or (412) 317-0498 for international callers. A replay will be available beginning at 8:00 p.m. Eastern Time today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the passcode is 10182492. The replay will be available until November 9, 2023. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation statements regarding: the sale transaction for our distributed gaming business in Nevada (the “Transaction”) and the timing thereof; the Company’s strategies, objectives, business opportunities and plans; anticipated future growth and trends in the Company’s business or key markets; projections of future financial condition, operating results or other financial items; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: risks and uncertainties related to the Transaction, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the failure to satisfy any of the closing conditions to the Transaction on a timely basis or at all; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA because it is the primary metric used by its chief operating decision makers and investors in measuring both the Company’s past and future expectations of performance. Adjusted EBITDA provides useful information to the users of the Company’s financial statements by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, the Company’s annual performance plan used to determine compensation for its executive officers and employees is tied to the Adjusted EBITDA metric. It is also a measure of operating performance widely used in the gaming industry.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in gaming industry may calculate Adjusted EBITDA differently than the Company does.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill and intangible assets, preopening and related expenses, severance expenses, gain or loss on disposal of assets and businesses, share-based compensation expenses, non-cash lease expense, and other non-cash charges that are deemed to be not indicative of the Company’s core operating results, calculated before corporate overhead (which is not allocated to each reportable segment).
About Golden
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino, branded taverns, and distributed gaming operations. Golden Entertainment operates over 12,100 slots, nearly 100 table games, and over 6,000 hotel rooms. Golden Entertainment owns eight casinos in Southern Nevada and 65 gaming taverns in Nevada. Through its distributed gaming operations in Nevada, Golden Entertainment operates video gaming devices at over 600 locations. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Gaming	$165,177	$188,420	$535,619	$575,886
Food and beverage	44,507	43,035	137,312	129,942
Rooms	31,417	30,765	92,912	89,685
Other	16,625	16,773	56,615	46,496
Total revenues	257,726	278,993	822,458	842,009
Expenses
Gaming	94,820	108,040	307,126	323,431
Food and beverage	33,576	33,090	101,243	97,093
Rooms	15,978	14,337	46,118	40,627
Other operating	5,487	4,531	17,222	13,853
Selling, general and administrative	67,727	59,389	196,856	177,586
Depreciation and amortization	22,213	24,286	67,175	75,894
(Gain) loss on disposal of assets	(5)	266	(125)	935
Gain on sale of business	(305,829)	—	(305,829)	—
Preopening expenses	50	2	575	61
Total (income) expenses	(65,983)	243,941	430,361	729,480
Operating income	323,709	35,052	392,097	112,529
Non-operating expense
Interest expense, net	(15,306)	(15,709)	(52,345)	(45,565)
Loss on debt extinguishment and modification	—	(158)	(405)	(1,412)
Total non-operating expense, net	(15,306)	(15,867)	(52,750)	(46,977)
Income before income tax (provision) benefit	308,403	19,185	339,347	65,552
Income tax (provision) benefit	(67,187)	(5,182)	(74,219)	5,737
Net income	$241,216	$14,003	$265,128	$71,289

Weighted-average common shares outstanding
Basic	28,827	28,505	28,662	28,757
Diluted	30,794	31,148	30,900	31,640
Net income per share
Basic	$8.37	$0.49	$9.25	$2.48
Diluted	$7.83	$0.45	$8.58	$2.25

Golden Entertainment, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Nevada Casino Resorts (1)	$105,524	$98,856	$308,262	$302,789
Nevada Locals Casinos (2)	37,901	37,735	118,968	117,409
Maryland Casino Resort (3)	5,723	21,624	43,456	60,062
Nevada Taverns (4)	26,540	26,483	81,452	83,081
Distributed Gaming (5)	81,872	91,163	261,357	275,156
Corporate and other	166	3,132	8,963	3,512
Total Revenues	$257,726	$278,993	$822,458	$842,009

Adjusted EBITDA
Nevada Casino Resorts (1)	$30,837	$30,122	$90,592	$102,589
Nevada Locals Casinos (2)	16,878	16,818	56,509	56,651
Maryland Casino Resort (3)	1,626	7,446	12,652	20,260
Nevada Taverns (4)	7,519	8,306	24,507	29,738
Distributed Gaming (5)	8,441	10,539	28,175	33,354
Corporate and other	(12,116)	(12,176)	(38,673)	(39,196)
Total Adjusted EBITDA	$53,185	$61,055	$173,762	$203,396
Adjustments
Depreciation and amortization	(22,213)	(24,286)	(67,175)	(75,894)
Non-cash lease expense	10	298	(14)	(113)
Share-based compensation	(3,444)	(3,286)	(10,625)	(10,269)
Gain (loss) on disposal of assets	5	(266)	125	(935)
Gain on sale of business	305,829	—	305,829	—
Loss on debt extinguishment and modification	—	(158)	(405)	(1,412)
Preopening and related expenses (6)	(50)	(2)	(575)	(61)
Severance expenses	(128)	(58)	(128)	(295)
Other, net	(9,485)	1,597	(9,102)	(3,300)
Interest expense, net	(15,306)	(15,709)	(52,345)	(45,565)
Income tax (provision) benefit	(67,187)	(5,182)	(74,219)	5,737
Net income	$241,216	$14,003	$265,128	$71,289
(1)    Comprised of The STRAT Hotel, Casino & Tower, Aquarius Casino Resort and Edgewater Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort, which was sold on July 25, 2023.
(4)    Comprised of the operations of the Company’s 65 branded tavern locations.
(5)    Comprised of distributed gaming operations in Nevada and Montana. In the first quarter of 2023, the Company entered into definitive agreements to sell its distributed gaming operations in Nevada and Montana. On September 13, 2023, the Company completed the sale of its distributed gaming operations in Montana.
(6)    Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of branded tavern and casino locations as well as food and beverage and other venues within our casino locations.
5